EXHIBIT 99.1

HEXION SPECIALTY CHEMICALS, INC.
180 East Broad Street
Columbus, OH 43215

September 11, 2008

VIA ELECTRONIC MAIL AND TELECOPIER

Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: General Counsel

Re: Request for Consent, dated September 8, 2008

Ladies & Gentlemen:

     This letter responds to Huntsman’s September 8, 2008 request for consent (the “Request”) to a “backstop payment” to Huntsman by certain of its shareholders. Terms used in this letter but not defined herein shall have the meaning provided in your Request.

     As you know, we do not believe the backstop payment in its current form, including the amount contemplated, will either close the initial funding gap for the Merger and the related transactions, or have any impact on the solvency of the combined company under any of the relevant solvency tests. Accordingly, Hexion reserves all rights under the Merger Agreement and otherwise.

     Subject to the foregoing, pursuant to Section 4.1 of the Merger Agreement, Hexion hereby consents to Huntsman’s entering into the Huntsman shareholder commitments in the form attached to the Request. Hexion’s consent is expressly conditioned on the following terms:

1.	There will be no payment, distribution, consideration of any kind or anything of value provided directly or indirectly to, or for the benefit of, the Huntsman shareholders making the backstop payment or their affiliates, whether in the form of a fee, reimbursement or otherwise.

2.	Upon having made the backstop payment, the Huntsman shareholders will have no ongoing rights or claims with respect to, and there will be no continuing obligations of, Hexion, Huntsman, the Surviving Corporation or any affiliate of any of the foregoing, whether by way of rescission, payment, reimbursement, indemnification or otherwise, with respect to the backstop payment or any contractual agreements relating thereto. In addition, the Huntsman shareholders will be fully responsible for all administrative, tax or other costs or liabilities arising from the backstop payments. These provisions will be

Huntsman Corporation
September 11, 2008

expressly confirmed in writing by each Huntsman shareholder providing a backstop payment.

3.	Huntsman, its officers and directors, and the shareholders agreeing to the backstop payment have not taken and will not take any actions relating to the backstop payment (or any other proposal, including the CVR proposal) that increase, or create, liabilities (contingent or otherwise) for the combined company. We are concerned in particular with the potential inaccuracy and incompleteness of public statements.

4.	The letters from the Huntsman shareholders provided to us on Monday contain insufficient detail for us to understand the full terms of the backstop payment (such as, for example, whether such payments will be pre- or post- the effective time of the Merger). From the limited information provided, we cannot determine the impact of the backstop payment on the agreed-upon financing for the transaction; the legality, enforceability and consequences of the proposal under applicable law; potential tax implications of the payment; the accounting treatment of the payment and other customary and material matters. Our consent is conditioned on receipt and review by us of information satisfactory to us addressing the foregoing matters, as well as receipt by us of definitive documentation and customary opinions regarding the backstop payment, in each case, satisfactory to us. We look forward to receiving further complete details from you in this regard.

In addition, we have not discussed this proposal with Credit Suisse or Deutsche Bank, and therefore we cannot advise you as to their view of the proper use or consequences of the backstop payment.

Hexion Specialty Chemicals Inc.

By: /s/ William H. Carter
William H. Carter
Chief Financial Officer

cc:	Andrew J. Nussbaum, Wachtell, Lipton, Rosen & Katz John M. Scott, O’Melveny & Myers Stephen Besen, Shearman & Sterling Jeffery Floyd, Vinson & Elkins